Exhibit 5.4

April 19, 2006

Exeter Educational Management Systems, Inc.

Trust Tax Services of America, Inc.

c/o SunGard Data Systems Inc.

680 East Swedesford Road

Wayne, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as counsel to Exeter Educational Management Systems, Inc., a Massachusetts corporation (“Exeter”), and Trust Tax Services of America, Inc., a Massachusetts corporation (“Trust Tax Services” and together with Exeter, collectively, the “Massachusetts Guarantors”), in connection with (i) the proposed issuance by SunGard Data Systems Inc., a Delaware corporation (“SunGard”), of up to $1,600,000,000 aggregate principal amount of its 9 1/8% Senior Notes due 2013 (the “Senior Fixed Rate Exchange Notes”) and up to $400,000,000 aggregate principal amount of its Senior Floating Rate Notes due 2013 (the “Senior Floating Rate Exchange Notes” and, together with the Senior Fixed Rate Exchange Notes, the “Senior Exchange Notes”) and the issuance by the Massachusetts Guarantors of guarantees (the “Senior Guarantees”) with respect to the Senior Exchange Notes, and (ii) the proposed issuance by SunGard of up to $1,000,000,000 aggregate principal amount of its 10 1/4% Senior Subordinated Notes due 2015 (the “Senior Subordinated Exchange Notes”) and the issuance by the Massachusetts Guarantors of guarantees (the “Senior Subordinated Guarantees” and, together with the Senior Guarantees, the “Guarantees”) with respect to the Senior Subordinated Exchange Notes, in each case registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of SunGard’s outstanding 9 1/8% Senior Notes due 2013, Senior Floating Rate Notes due 2013 or 10 1/4% Senior Subordinated Notes due 2015, as applicable, and their related guarantees, which have not been so registered (the “Exchange Offers”).

The Senior Exchange Notes and the Senior Guarantees will be issued under an indenture dated as of August 11, 2005 (the “Senior Indenture”) among SunGard, Solar Capital Corp., a Delaware corporation which merged with and into SunGard (“Solar”), the Massachusetts Guarantors, the other guarantors under the Indenture (together with the Massachusetts Guarantors, the “Guarantors”) and The Bank of New York, as trustee (the “Trustee”). The Senior Subordinated Exchange Notes and the Senior Subordinated Guarantees will be issued under an indenture dated as of August 11, 2005 (the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) among the Company, Solar, the Guarantors and the Trustee.

The terms of the Senior Guarantees are contained in the Senior Indenture, and the Senior Guarantees will be issued pursuant to the Senior Indenture. The terms of the Senior

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Trust Tax Services of America, Inc.

Subordinated Guarantees are contained in the Senior Subordinated Indenture, and the Senior Subordinated Guarantees will be issued pursuant to the Senior Subordinated Indenture. This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined and relied upon the information set forth in the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed by SunGard and the Guarantors with the Securities and Exchange Commission (the “Commission”) relating to the Exchange Offers and the Guarantees and such other records, agreements, certificates and documents, and have made such other and further investigations, as we have deemed necessary as a basis for the opinions expressed herein. As to questions of fact not independently verified by us, we have relied upon certificates of public officials and officers of the Massachusetts Guarantors.

We express no opinion as to the laws of any jurisdiction other than those of the Commonwealth of Massachusetts and the federal laws of the United States of America.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	Each of the Indentures has been duly authorized by each of the Massachusetts Guarantors.

2.	Each of the Guarantees by each Massachusetts Guarantor has been duly authorized by such Massachusetts Guarantor.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We understand and agree that Simpson Thacher & Bartlett LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP